Windsor Funds Shareholder Report Proxy Voting Results


At a special meeting of shareholders on July 2, 2009, fund shareholders approved the following two proposals:

Proposal 1- Elect trustees for each fund.*

The individuals listed in the table below were elected as trustees for each fund. All trustees with the exception of Messrs. McNabb and Volanakis (both of whom already served as directors of The Vanguard Group, Inc.) served as trustees to the funds prior to the shareholder meeting.


Trustee                               For          Withheld     Percentage For

John J. Brennan             1,462,617,078        41,395,188              97.2%
Charles D. Ellis            1,458,717,131        45,295,136              97.0%
Emerson U. Fullwood         1,462,442,012        41,570,254              97.2%
Rajiv L. Gupta              1,460,115,928        43,896,339              97.1%
Amy Gutmann                 1,463,668,659        40,343,607              97.3%
JoAnn Heffernan Heisen      1,461,679,414        42,332,852              97.2%
F. William McNabb III       1,464,260,763        39,751,504              97.4%
Andre F. Perold             1,459,755,929        44,256,337              97.1%
Alfred M. Rankin, Jr.       1,461,179,223        42,833,043              97.2%
Peter F. Volanakis          1,464,881,112        39,131,154              97.4%

* Results are for all funds within the same trust




Proposal 2: - Update and standardize the funds' fundamental policies regarding:


(a) Purchasing and selling real estate.
(b) Issuing senior securities.
(c) Borrowing money.
(d) Making loans.
(e) Purchasing and selling commodities.
(f) Concentrating investments in a particular industry or group of industries.
(g) Eliminating outdated fundamental investment policies not required by law.


The revised fundamental policies are clearly stated and simple, yet comprehensive, making oversight and compliance more efficient than under the former policies. The revised fundamental policies will allow the funds to respond more quickly to regulatory and market changes, while avoiding the costs and delays associated with successive shareholder meetings.

                      For         Abstain       Against      Broker   Percentage
                                                          Non-Votes          For
Windsor Fund

2a            591,976,834      12,012,414    30,298,706   16,146,865      91.0%
2b            590,999,439      13,072,969    30,215,545   16,146,866      90.9%
2c            585,308,550      13,121,695    35,857,706   16,146,868      90.0%
2d            586,552,119      12,915,618    34,820,214   16,146,868      90.2%
2e            588,761,329      12,383,944    33,142,682   16,146,865      90.5%
2f            589,794,808      13,263,025    31,230,121   16,146,865      90.7%
2g            594,936,766      12,615,999    26,735,187   16,146,868      91.5%


Windsor II Fund

2a            777,186,280      14,023,991    24,795,542   37,571,634      91.05%
2b            774,442,220      16,012,659    25,550,928   37,571,639      90.73%
2c            757,734,429      15,655,158    42,616,226   37,571,634      88.77%
2d            768,579,658      16,037,876    31,388,282   37,571,631      90.04%
2e            769,863,470      15,350,994    30,791,352   37,571,632      90.19%
2f            772,406,246      15,458,422    28,141,146   37,571,634      90.49%
2g            782,735,917      14,666,451    18,601,768   37,573,311      91.70%

Proposal 3 - Institute procedures to prevent holding investments in companies that, in the judgment of the board, substantially contribute to genocide or crimes against humanity, the most egregious violations of human rights. The trustees recommended a vote against this proposal because it called for procedures that duplicate existing practices and procedures of the Vanguard funds.
                      For      Abstain        Against       Broker    Percentage
                                                         Non Votes           For


Windsor Fund   62,897,474   23,504,407    547,886,058    16,146,880         9.7%